Consent of Independent Registered Public Accounting Firm


We have issued our report dated September 30, 2003 accompanying the consolidated financial statements of PowerChannel Holdings, Inc. and subsidiaries (pre-merger) contained in the Registration Statement on Form SB-2 (No. 333-112784). We consent to the use of the aforementioned report in the Amendment No. 3 to such Registration Statement filed on or about November 1, 2004, and to the use of our name as it appears under the caption "Experts".




/s/Yohalem Gillman &  Company LLP
---------------------------------
   Yohalem Gillman &  Company LLP


New York, New York
November 1, 2004















    Certified Public Accountants & Consultants 477 Madison Avenue, New York,
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